Exhibit 10.01

AMENDED AND RESTATED
ALLIANCEBERNSTEIN PARTNERS COMPENSATION PLAN

As Amended and Restated Effective as of January 1, 2005
(as amended through November 28, 2007)

AllianceBernstein Holding L.P. (together with any successor to all or substantially all of its business and assets, “Holding”) and its successor and affiliate AllianceBernstein L.P. (together with any successor to all or substantially all of its business and assets, “AllianceBernstein”) have established this Amended and Restated AllianceBernstein Partners Compensation Plan (the “Plan”) to (i) create a compensation program to attract and retain eligible employees expected to make a significant contribution to the future growth and success of Holding and AllianceBernstein, including their respective subsidiaries and (ii) foster the long-term commitment of these employees through the accumulation of capital and increased ownership of equity interests in Holding.

The right to defer Awards hereunder shall be considered a separate plan within the Plan.  Such separate plan shall be referred to as the “APCP Deferral Plan.”  The APCP Deferral Plan is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees (a “Top Hat Employee”).  No one who is not a Top Hat Employee may defer compensation under the APCP Deferral Plan.

The Plan was amended and restated effective as of January 1, 2005 to clarify and reflect administrative practices and to comply in good faith with Section 409A of the Internal Revenue Code (the “Code”) and the guidance issued thereunder (“Section 409A”).  The Plan has been amended through November 28, 2007 in order to comply with the final regulations issued under Section 409A.  Any deferral or payment hereunder is subject to the terms of the Plan and compliance with Section 409A, as interpreted by the Committee in its sole discretion.  Although none of the Company, the Committee, their affiliates, and their agents make any guarantee with respect to the treatment of payments under this Plan and shall not be responsible in any event with regard to the Plan’s compliance with Section 409A, the payments contained herein are intended to be exempt from Section 409A or otherwise comply with the requirements of Section 409A, and the Plan shall be limited, construed and interpreted in accordance with the foregoing.  None of the Company, the Committee, any of their affiliates, and any of their agents shall have any liability to any Participant or Beneficiary as a result of any tax, interest, penalty or other payment required to be paid or due pursuant to, or because of a violation of, Section 409A.

ARTICLE 1
Definitions

Section 1.01     Definitions.  Whenever used in the Plan, each of the following terms shall have the meaning for that term set forth below:

(a)           “Account” means a separate bookkeeping account established for each Participant for each Award, with such Award, as described in Article 2, credited to the Account maintained for such Award together with Earnings credited thereon.

(b)           “Affiliate” means (i) any entity that, directly or indirectly, is controlled by AllianceBernstein and (ii) any entity in which AllianceBernstein has a significant equity interest, in either case as determined by the Board or, if so authorized by the Board, the Committee.

(c)           “Approved Fund” means any money-market, debt or equity fund designated by the Committee from time to time as an Approved Fund.

(d)           “Award” means any Pre-1999 Award, 1999-2000 Award or Post-2000 Award.

(e)           “Beneficiary” means one or more Persons, trusts, estates or other entities, designated in accordance with Section 8.04(a), that are entitled to receive, in the event of a Participant’s death, any amount or property to which the Participant would otherwise have been entitled under the Plan.

(f)           “Beneficiary Designation Form” means the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

(g)           “Board” means the Board of Directors of the general partner of Holding and AllianceBernstein.

(h)           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(i)           “Committee” means the Board or one or more committees of the Board designated by the Board to administer the Plan.

(j)           “Company” means Holding, AllianceBernstein and any corporation or other entity of which Holding or AllianceBernstein (i) has sufficient voting power (not depending on the happening of a contingency) to elect at least a majority of its board of directors or other governing body, as the case may be, or (ii) otherwise has the power to direct or cause the direction of its management and policies.

(k)           “Deferral Election Form” means the form(s) established from time to time by the Committee that a Participant completes, signs and returns to the Committee to elect to defer the distribution of an Award, including Earnings thereon, pursuant to Article 5.

(l)           “Disability” means, if the Participant, is:

(i)           unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii)          by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(m)           “Earnings” on any Account during any period means the amounts of gain or loss that would have been incurred with respect to such period if an amount equal to the balance of such Account at the beginning of such period had been actually invested in accordance with a Participant’s investment direction.

(n)           “Effective Date” of an Award means December 31 of the calendar year for which the Award is initially granted under the Plan.

(o)           “Eligible Employee” means, for any calendar year commencing on and after January 1, 2005, an active employee of a Company whom the Committee determines to be eligible for an Award.  Notwithstanding the foregoing, no Eligible Employee whose Total Compensation for a calendar year is less than such amount, if any, as established by the Committee in writing shall be eligible to participate in the APCP Deferral Plan for that calendar year and any advance deferral election made by such Eligible Employee is made on the condition that such Eligible Employee satisfies the Total Compensation requirement and, if not, such deferral election shall be null and void ab initio.

(p)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(q)           “Fair Market Value” means, with respect to a Holding Unit as of any given date and except as otherwise expressly provided by the Board or the Committee, the closing price of a Holding Unit on such date as published in the Wall Street Journal or, if no sale of Holding Units occurs on the New York Stock Exchange on such date, the closing price of a Holding Unit on such Exchange on the last preceding day on which such sale occurred as published in the Wall Street Journal.

(r)           “Holding Units” means units representing assignments of beneficial ownership of limited partnership interests in Holding.

(s)           “Investment Election Form” means the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate the percentage of such Award to be treated as notionally invested in Restricted Units or Approved Funds, pursuant to Section 2.03.

(t)           “1999-2000 Award” means any Award granted hereunder with respect to calendar years 1999 or 2000, as applicable.  Special rules for 1999-2000 Awards are provided in Article 7.

(u)           “Option” means an option to buy Holding Units.

(v)           “Participant” means any Eligible Employee of any Company who has been designated by the Committee to receive an Award for any calendar year and who thereafter remains employed by a Company.

(w)           “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(x)            “Plan” means the Amended and Restated AllianceBernstein Partners Compensation Plan, as set forth herein and as amended from time to time.

(y)           “Post-2000 Award” means any Award granted hereunder with respect to calendar years beginning after December 31, 2000.

(z)            “Pre-1999 Award” means any Award granted hereunder with respect to calendar years beginning before January 1, 1999.  Special rules for Pre-1999 Awards are provided in Article 6.

(aa)          “Restricted Unit” means a right to receive a Holding Unit in the future, as accounted for in an Account, subject to vesting and any other terms and conditions established hereunder or by the Committee.

(bb)          “Retirement” with respect to a Participant means that the employment of the Participant with the Company has terminated either (i) on or after the Participant’s attaining age 65, or (ii) on or after the Participant’s attaining age 55 at a time when the sum of the Participant’s age and aggregate full calendar years of service with the Company, including service prior to April 21, 1988 with the corporation then named Alliance Capital Management Corporation, equals or exceeds 70.

         (cc)         “Special Program” means the granting of permission to certain eligible employees of the Company to allocate a portion of their Awards to Options.

(dd)         “Termination of Employment” means that the Participant involved is no longer performing services as an employee of any Company, other than pursuant to a severance or special termination arrangement, and has had a “separation from service” within the meaning of Section 409A.

(ee)          “Total Compensation” for a calendar year means base salary paid during such calendar year, bonus paid for such calendar year even if paid after the end of such calendar year or deferred, commissions paid during such calendar year and the Award for such calendar year.

(ff)           “Unforeseeable Emergency” means a severe financial hardship to a Participant or former Participant within the meaning of Section 409A resulting from (i) an illness or accident of the Participant or former Participant, the spouse of the Participant or former Participant, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant or former Participant, (ii) loss of property of the Participant or former Participant due to casualty or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or former Participant, all as determined in the sole discretion of the Committee.

(gg)         “Vesting Period” means the applicable vesting period with respect to an Award, as provided for in Section 3.01(a).

ARTICLE 2
Participation

Section 2.01     Eligibility.  The Committee, in its sole discretion, will designate those Eligible Employees employed by a Company who will receive Awards with respect to a calendar year.  In making such designation, the Committee may consider any criteria that it deems relevant, which may include an Eligible Employee’s position with a Company and the manner in which the Eligible Employee is expected to contribute to the future growth and success of the Company.  The Committee may vary the amount of Awards to a particular Participant from year to year and may determine that a Participant who received an Award to a particular year is not eligible to receive any Award with respect to any subsequent year.  An Eligible Employee who is a member of the Committee during a particular year shall be eligible to receive an Award for that year only if the Award is approved by the majority of the other members of the Committee.

Section 2.02     Grant of Awards.  The nominal amount of an Award will be determined by the Committee in its sole and absolute discretion, and such amount will be credited to the Participant’s Account as of the Effective Date for such Award.  An Award, including Earnings thereon, vests in accordance with the terms of Article 3, and any such vested Award will be subject to the rules on distributions and deferral elections under Articles 4 and 5, respectively.

Section 2.03     Investment Elections.  Each Participant shall submit, in accordance with deadlines and procedures established from time to time by the Committee, an Investment Election Form with respect to each Award.  Such Investment Election Form shall designate that percentage of such Participant’s Award which shall be treated for purposes of the Plan as (a) notionally invested in (i) Restricted Units and (ii) each of the Approved Funds, and (b) invested in Options through the Special Program.  The Committee in its sole discretion may, but shall not be obligated to, permit each Participant to reallocate notional investments in each Account among Restricted Units and the various Approved Funds or just among the Approved Funds, subject to, without limitation, restrictions as to the frequency with which such reallocations may be made.  The Committee may determine for each calendar year a minimum percentage and a maximum percentage of each Award that may be treated as notionally invested in Restricted Units and each Approved Fund.  The Committee may also determine for each calendar year a minimum and a maximum percentage of each Award that may be allocated to Options.  As soon as reasonably practicable after the end of each calendar year, a statement shall be provided to each such Participant indicating the current balance in each Account maintained for the Participant as of the end of the calendar year, and the amounts in such Account notionally allocated to Restricted Units and each of the Approved Funds, and the amount in such Account allocated to Options.

Section 2.04     Earnings on an Account.

(a)           Each Award for which an Investment Election Form has been validly submitted shall be credited to a separate Account in the proportions set forth in such Investment Election Form or as directed by the Committee.  The amount of such Account shall be treated as notionally invested in Restricted Units or Approved Funds, as applicable, as of a date determined by the Committee (the “Earnings Date”), which shall be no later than forty-five days after the Effective Date.  Notwithstanding Sections 2.05 and 2.06, Earnings will be credited or debited, as applicable, beginning from the Earnings Date but will not be credited or debited for any period prior to the Earnings Date.

(b)           Not less frequently than as of the end of each calendar year following the year during which an Account is established in connection with an Award, each Account maintained under the Plan will be credited or debited, as applicable, with the amount, if any, necessary to reflect Earnings as of that date.

Section 2.05     Awards Invested in Approved Funds.

(a)           To the extent the Committee or an Investment Election Form validly directs the notional investment of all or a part of any Award in Approved Funds, that portion of such Award so designated shall, as of a date determined by the Committee, be treated as notionally invested in such Approved Funds.  If a cash dividend or other cash distribution is made with respect to Approved Funds, as of a date determined and as calculated by the Committee in its sole discretion, a Participant whose Account is notionally invested in Approved Funds (whether vested or unvested) will have such notional investment increased by an amount equal to the cash dividend or other cash distribution that would have been due on the Account had there actually been an investment in Approved Funds.  Such increase shall be proportionately allocated by the Committee in its sole discretion between Approved Funds, as applicable, and such increase shall be vested at all times.

(b)           To the extent any Approved Fund is terminated, liquidated, merged with another fund or experiences a major change in investment strategy or other extraordinary event, the Committee may, if so authorized by the Board, in such manner as it may in its sole discretion deem equitable, reallocate or otherwise adjust the amount of any Account under this Article 2 to reflect the occurrence of such event.

Section 2.06     Awards Invested in Restricted Units.

(a)           To the extent the Committee or an Investment Election Form validly directs the notional investment of all or part of any Award in Restricted Units, that portion of such Award so designated shall, as of a date and based on a Fair Market Value of a Holding Unit as determined by the Committee and pursuant to procedures established by the Committee from time to time, be converted into a whole number of Restricted Units.  From and after the date of such conversion, that portion of an Award which has been validly made to notionally invest in Restricted Units shall be denominated, and shall thereafter be treated for all purposes as, a grant of that number of Restricted Units determined pursuant to the preceding sentence.

(b)           If a cash dividend or other cash distribution is made with respect to Holding Units, within 90 days thereafter, a distribution will be made to a Participant whose Account is credited with Restricted Units (whether vested or unvested) in an amount (the “Equivalent Distribution Amount”) equal to the number of such Restricted Units credited to the Participant’s Account, times the value of the cash dividend or other cash distribution per Holding Unit; provided, however, if a Participant defers distribution of his Award under Article 5, the Equivalent Distribution Amount will be converted at such time or times and in accordance with such procedures as shall be established by the Committee, into vested Restricted Units based on the Fair Market Value of a Holding Unit as determined by the Committee, and such converted benefit shall be distributed in accordance with Section 4.03.

(c)           Fractional unit amounts remaining after conversion under this Section 2.06 may be used for any purposes for the benefit of the Participant as determined by the Committee in its sole discretion, including but not limited to the payment of taxes with respect to an Award or deposit in the Approved Funds.

(d)           In the event that the Committee determines that any distribution (whether in the form of cash, limited partnership interests, other securities, or other property), recapitalization (including, without limitation, any subdivision or combination of limited partnership interests), reorganization, consolidation, combination, repurchase, or exchange of limited partnership interests or other securities of Holding, issuance of warrants or other rights to purchase limited partnership interests or other securities of Holding, any incorporation of Holding, or other similar transaction or events affects Holding Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, if so authorized by the Board, in such manner as it may deem equitable, adjust the number of Restricted Units or securities of Holding (or number and kind of other securities) subject to outstanding Awards, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award.

Section 2.07     Awards Invested in Options

(a)           To the extent the Committee or an Investment Election Form validly directs the investment of all or part of any Award in Options, that portion of such Award so designated shall, as of a date and as determined by the Committee, be used to purchase Options having a value calculated in accordance with Black-Scholes methodology (“Initial Award”).  From and after the date of such conversion, that portion of an Award which has been validly made to invest in Options shall be denominated, and shall thereafter be treated for all purposes as, a grant of that number of Options determined pursuant to the preceding sentence.

                (b)           To the extent an Award is validly invested in Options under the Special Program, the Committee may authorize an additional award to a Participant, which may be based on such Participant’s Initial Award (“Match”).

ARTICLE 3
Vesting, Expiration and Forfeitures

Section 3.01     General.

(a)           Subject to Section 3.01(b) below, an Award, including Earnings thereon, shall vest in equal annual installments during the vesting period (the “Vesting Period”) specified below, as applicable, with respect to each such Award, with the first such installment vesting on the first anniversary of the date determined for this purpose by the Committee in connection with such Award (the “Grant Date”), and the remaining installments vesting on subsequent anniversaries of the Grant Date, provided in each case that the Participant is employed by a Company on such anniversary.  For purposes of this Plan, the “vesting” of a Restricted Unit shall mean the lapsing of the restrictions thereon with respect to such Restricted Unit.  For purposes of this Plan and the Special Program, the “vesting” of Options shall mean the percentage of Holding Units subject to the Options with respect to which the Options may be exercised by the Participant.

(i)           Each Post-2000 Award, including Earnings thereon, but not including any portion of a Post-2000 Award invested in Options, shall vest as set forth in the following table, based on the Participant’s age as of the Effective Date with respect to such Award, unless the Committee in its sole discretion determines that an alternative Vesting Period should apply with respect to any Post-2000 Award, notwithstanding such table:

Age of Participant
As of Effective Date	Vesting Period

Up to and including 61	4 years
62	3 years
63	2 years
64	1 year
65 or older	Fully vested at grant

                         (ii)        The portion of each Post-2000 Award that is invested in Options shall vest and expire as set forth in the following tables, unless the Committee, in its sole discretion, determines that an alternative Vesting Period or expiration date should apply with respect to such portion of any Post-2000 Award, notwithstanding such tables:

Options	Vesting Period
Initial Award	5 years (20% in each year)
Match	10 years (20% in each of years 6 through 10)

Options	Expiration Date
Initial Award	10 years from grant date
Match	11 years from grant date

(iii)         Each 1999-2000 Award, including Earnings thereon, shall vest as set forth in the following table, based on the Participant’s age as of the Effective Date with respect to such Award:

Age of Participant as of Effective Date	Vesting Period

Up to and including 47	8 years
48	7 years
49	6 years
50-57	5 years
58	4 years
59	3 years
60	2 years
61	1 year
62 or older	Fully vested at grant

(iv)        The Vesting Period of each Pre-1999 Award made for 1995, including Earnings thereon, is three years.  The Vesting Period of each Pre-1999 Award made for a calendar year after 1995, including Earnings thereon, is eight years.

(b)           The unvested portion of any Award held by such Participant shall become 100% vested upon a Participant’s Termination of Employment due to death, upon a Participant’s Disability, and with respect to a Pre-1999 Award only, upon a Participant’s Termination of Employment due to Retirement.

Section 3.02     Forfeitures.  A Participant shall forfeit the balance of any Account maintained for him or her which has not been vested in accordance with the applicable Vesting Period of Section 3.01 on the effective date of the Participant’s Termination of Employment for any reason other than death and, only with respect to a Pre-1999 Award, the Participant’s Termination of Employment due to Retirement; provided, however, that, the Committee may determine, in its sole discretion, and only if a Participant executes a release of liability in favor of the Company in a form approved by the Committee and satisfies such other conditions as established by the Committee, that such Participant who would otherwise forfeit all or part of his Account following a Termination of Employment will nonetheless continue to vest in the balance of such Account following his Termination of Employment at the same time(s) that such balance would have otherwise vested under Section 3.01(a).

ARTICLE 4
Distributions

Section 4.01     General.  Subject to Section 2.06(b), no Award will be distributed unless such distribution is permitted under this Article 4.  The payment of the vested portion of an Award, including Earnings thereon, shall be treated as drawn proportionately from the investment alternative(s) in effect as of the relevant payment date.  Any such payment shall be made in Holding Units to the extent such payment is attributable to an Award notionally invested in Restricted Units.  Any portion of an Award, including Earnings thereon, that is not vested will not be distributed hereunder.

Section 4.02     Distributions If Deferral Election Is Not In Effect.

(a)           Unless a Participant elects otherwise on a Deferral Election Form under Sections 5.01 or 5.02 (if such election is permitted by the Committee), a Participant who has not had a Termination of Employment will have the vested portion of his Award, including Earnings thereon, distributed to him annually in the form of a lump sum within 30 days after such portion vests under the applicable Vesting Period of Section 3.01.

(b)           Unless a Participant elects otherwise on a Deferral Election Form under Sections 5.01 or 5.02 (if such election is permitted by the Committee), a Participant who has had a Disability or a Termination of Employment will have the balance of any vested Award not paid under Section 4.02(a), including Earnings thereon, distributed to him as follows:

(iii)         In the event of a Participant’s Disability, such distribution will be made to the Participant in a single lump sum payment within 90 days following the Participant’s Disability.

(iv)         In the event of a Participant’s Termination of Employment due to the Participant’s death, such distribution will be made to the Participant’s Beneficiary in a single lump sum payment in the calendar year in which the 180th day anniversary of the death occurs.

(v)         With respect to Pre-1999 Awards, in the event of a Participant’s Termination of Employment due to Retirement, such distribution will be made to the Participant in a single lump sum payment within 90 days following the six-month anniversary of such Termination of Employment.

(vi)         In the event that the Committee determines in its sole discretion under Section 3.02 that a Participant shall continue to vest following his Termination of Employment, payments with respect to the Award, including Earnings thereon, will be made within 90 days after each portion vests; provided, however, that any such payment that becomes payable prior to the six month anniversary of such Termination of Employment shall be paid within 90 days following such anniversary.

Section 4.03     Distributions If Deferral Election Is In Effect.

(a)           Subject to Section 4.03, in the event that a deferral election is in effect with respect to a Participant pursuant to Sections 5.01 or 5.02 and the Participant has not incurred a Disability but has a Termination of Employment for any reason other than death, the vested portion of such Participant’s Award, including Earnings thereon, will be distributed to him within 30 days following the benefit commencement date specified on such Deferral Election Form and in the form of payment elected on such form.

(b)           In the event that a Deferral Election Form is in effect with respect to a Participant pursuant to Sections 5.01 or 5.02 and such Participant subsequently incurs a Disability or has a Termination of Employment due to death, the elections made by such Participant on his Deferral Election Form shall be disregarded, and the vested portion of such Participant’s Award, including Earnings thereon, will be distributed to him or his Beneficiary in a single lump sum payment within 30 days following the substantiation to the Committee of such event by the Participant or Beneficiary, as applicable.

Section 4.04     Unforeseeable Emergency.  Notwithstanding the foregoing to the contrary, if a Participant or former Participant experiences an Unforeseeable Emergency, such individual may petition the Committee to (i) suspend any deferrals under a Deferral Election Form submitted by such individual and/or (ii) receive a partial or full distribution of a vested Award, including Earnings thereon, deferred by such individual.  The Committee shall determine, in its sole discretion, whether to accept or deny such petition, and the amount to be distributed, if any, with respect to such Unforeseeable Emergency; provided, however, that such amount may not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the individual’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), and by cessation of deferrals under the Plan.

Section 4.05     Documentation.  Each Participant and Beneficiary shall provide the Committee with any documentation required by the Committee for purposes of administering this Plan.

ARTICLE 5
Deferrals of Compensation

Section 5.01     Initial Deferral Election.  The Committee may permit deferral elections of Pre-1999 Awards, 1999-2000 Awards and/or Post-2000 Awards in its sole and absolute discretion in accordance with procedures established by the Committee for this purpose from time to time (except to the extent that any such Award is invested in Options).  If so permitted, a Participant may elect in writing on a Deferral Election Form to have the portion of the Award which vests, including Earnings thereon, distributed as of a distribution commencement date elected by the Participant that occurs following the date that such Award becomes or is scheduled to become 100% vested under the applicable Vesting Period of Section 3.01(a), or if earlier and so permitted by the Committee, six months following such Participant’s Termination of Employment.  Any such distribution shall be made in such form(s) as permitted by the Committee at the time of deferral (including, if permitted by the Committee, a single lump sum or substantially equal annual installments over a period of up to ten years) as elected by the Participant.  If the Participant has failed to properly elect a distribution commencement date, the Participant will be deemed to have elected to have the Award distributed as the Award vests, and if the Participant has failed to properly elect a method of payment, the Participant will be deemed to have elected to have the Award distributed in the form of a lump sum.  If deferrals are permitted by the Committee, such Deferral Election Form must submitted to the Committee (or its delegate) no later than the last day of the calendar year prior to the Effective Date of an Award, except that a Deferral Election Form may also be submitted to the Committee (or its delegate) in accordance with the following:

(a)           In the case of the first year in which a Participant becomes eligible to participate in the Plan and with respect to services to be performed subsequent to such deferral election, a Deferral Election Form may be submitted within 30 days after the date the Participant becomes eligible to participate in the Plan.

(b)           With respect to the deferral of an Award subject to Section 409A of the Code that relates all or in part to services performed between January 1, 2005 and December 31, 2005, a Deferral Election Form may be submitted by March 15, 2005.

(c)           A Deferral Election Form may be submitted at such other time or times as permitted by the Committee in accordance with Section 409A of the Code.

Section 5.02     Changes in Time and Form of Distribution.  The elections set forth in a Participant’s Deferral Election Form governing the payment of the vested portion of an Award, including Earnings thereon, pursuant to Section 5.01 shall be irrevocable as to the Award covered by such election; provided, however, if permitted by the Committee, a Participant shall be permitted to change the time and form of distribution of such Award by making a subsequent election on a Deferral Election Form supplied by the Committee for this purpose in accordance with procedures established by the Committee from time to time, provided that any such subsequent election does not take effect for at least 12 months, is made at least 12 months prior to the scheduled distribution commencement date for such Award and the subsequent election defers commencement of the distribution for at least five years from the date such payment otherwise would have been made.

ARTICLE 6
Special Rules For Pre-1999 Awards

Section 6.01     Generally.  Except as otherwise provided in Section 6.02, Articles 1 through 5 hereunder shall apply with respect to Pre-1999 Awards.

Section 6.02     Pre-1999 Award Election.

(a)           Each Participant whose Account is credited with a Pre-1999 Award may make a one-time election, effective January 1, 2006, conditioned on the Participant’s being employed by any of the Companies on such date, in accordance with procedures established by the Committee and on an election form supplied by the Committee, to have all of his Pre-1999 Award Accounts notionally invested in one or both of (i) Restricted Units or (ii) any Approved Fund designated by the Committee from time to time (a “Pre-1999 Award Election”).  Each such notional investment shall be adjusted for Earnings.  The deadline for properly submitting a Pre-1999 Award Election to the Committee (or its delegate) is December 9, 2005.

(b)           To the extent that any Pre-1999 Award Election is not effective, such notional investments are not permitted and such Pre-1999 Award is subject to the terms and conditions applicable thereto as specified in the version of this Plan in effect prior to January 1, 2005 which is hereby incorporated herein by reference, including the method of adjusting such Award  for “earnings” as defined therein.

(c)           With respect to any Pre-1999 Award Election designating a notional investment in Restricted Units effective January 1, 2006, the Participant’s Pre-1999 Award Account (or portion thereof) is converted into Restricted Units by dividing the proportion of the closing balance of the Pre-1999 Award Account on December 31, 2005 so designated, by the closing price of a Holding Unit on the New York Stock Exchange on December 31, 2005 as published in the Wall Street Journal.

(d)           To the extent that a Pre-1999 Award subject to a Pre-1999 Award Election is not vested on January 1, 2006, the notional investment in Restricted Units and Approved Funds, as applicable, shall be subject to the vesting schedule remaining on such Pre-1999 Awards.

(e)           Any Participant making a Pre-1999 Award Election shall contemporaneously also elect a distribution commencement date, not earlier than January 31, 2007, for the commencement of the distribution of his vested investment under such Pre-1999 Award Election, in accordance with procedures established by the Committee.  Distributions shall commence as of the distribution commencement date elected, or if earlier and so elected by the Participant at the time the distribution commencement date is elected, the date of the Participant’s “separation from service” (within the meaning of Section 409A), subject to a six month delay following such separation from service in all cases other than in the event of the Participant’s death.  If the Participant has failed to properly elect a distribution commencement date, the Committee will commence distribution in calendar year 2007.  A Participant may elect to receive the distribution of the amounts deferred under this section in (i) a single lump sum distribution, (ii) substantially equal annual installments over a period of up to 10 years or (iii) a 50% lump sum with the remainder in five annual installments, as elected by the Participant in accordance with procedures established by the Committee.  If the Participant has failed to properly elect a method of payment, the method of payment shall be a lump sum.  A Participant who has made a Pre-1999 Award Election to utilize Restricted Units shall receive his distribution in the form of Holding Units.

ARTICLE 7
Special Rules For 1999-2000 Awards

Section 7.01     Generally.  Except as otherwise provided in Section 7.02, Articles 1 through 5 hereunder shall apply with respect to 1999-2000 Awards.

Section 7.02     Notional Investment in Restricted Units.  1999-2000 Awards are notionally invested in Restricted Units only.  Except as otherwise specified by the Committee, Participants receiving such Awards are not permitted to elect to notionally invest any such Award or part thereof in, or reallocate any notional investment in Restricted Units to, any Approved Fund.  The use of an Investment Election Form is not applicable with respect to 1999-2000 Awards, and the Committee shall administer such 1999-2000 Awards, including the crediting of a Participant’s Account with his Award, and the adjustment of Earnings thereon, without the Participant’s submission of such an Investment Election Form; provided, however, that the foregoing shall not limit the Committee from requiring such a Participant to submit any other forms or documentation that the Committee requires in its sole discretion.

ARTICLE 8
Administration; Miscellaneous

Section 8.01     Administration of the Plan.  The Plan is intended to be an unfunded, non-qualified incentive plan and the APCP Deferral Plan is intended to be an unfunded, non-qualified deferred compensation plan within the meaning of ERISA and shall be administered by the Committee as such.  The right of any Participant or Beneficiary to receive distributions under the Plan shall be as an unsecured claim against the general assets of AllianceBernstein.  Notwithstanding the foregoing, AllianceBernstein, in its sole discretion, may establish a “rabbi trust” to pay benefits hereunder.  The Committee shall have the full power and authority to administer and interpret the Plan and to take any and all actions in connection with the Plan, including, but not limited to, the power and authority to prescribe all applicable procedures, forms and agreements.  The Committee’s interpretation and construction of the Plan, including its computation of notional investment returns and Earnings, shall be conclusive and binding on all Persons having an interest in the Plan.

Section 8.02     Authority to Vary Terms of Awards.  The Committee shall have the authority to grant Awards other than as described herein, subject to such terms and conditions as the Committee shall determine in its discretion.

Section 8.03     Amendment, Suspension and Termination of the Plan.  The Committee reserves the right at any time, without the consent of any Participant or Beneficiary and for any reason, to amend, suspend or terminate the Plan in whole or in part in any manner; provided that no such amendment, suspension or termination shall reduce the balance in any Account prior to such amendment, suspension or termination or impose additional conditions on the right to receive such balance, except as required by law.

Section 8.04     General Provisions.

(a)           To the extent provided by the Committee, each Participant may file with the Committee a written designation of one or more Persons, including a trust or the Participant’s estate, as the Beneficiary entitled to receive, in the event of the Participant’s death, any amount or property to which the Participant would otherwise have been entitled under the Plan.  A Participant may, from time to time, revoke or change his or her Beneficiary designation by filing a new designation with the Committee. If (i) no such Beneficiary designation is in effect at the time of a Participant’s death, (ii) no designated Beneficiary survives the Participant, or (iii) a designation on file is not legally effective for any reason, then the Participant’s estate shall be the Participant’s Beneficiary.

(b)           Neither the establishment of the Plan nor the grant of any Award or any action of any Company, the Board, or the Committee pursuant to the Plan, shall be held or construed to confer upon any Participant any legal right to be continued in the employ of any Company.  Each Company expressly reserves the right to discharge any Participant without liability to the Participant or any Beneficiary, except as to any rights which may expressly be conferred upon the Participant under the Plan.

(c)           An Award hereunder shall not be treated as compensation, whether upon such Award’s grant, vesting, payment or otherwise, for purposes of calculating or accruing a benefit under any other employee benefit plan except as specifically provided by such other employee benefit plan.

(d)           Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a fiduciary relationship between any Company and any other person.

(e)           Neither the establishment of the Plan nor the granting of an Award hereunder shall be held or construed to create any rights to any compensation, including salary, bonus or commissions, nor the right to any other Award or the levels thereof under the Plan.

(f)           No Award or right to receive any payment, including Restricted Units, under the Plan may be transferred or assigned, pledged or otherwise encumbered by any Participant or Beneficiary other than by will, by the applicable laws of descent and distribution or by a court of competent jurisdiction.  Any other attempted assignment or alienation of any payment hereunder shall be void and of no force or effect.

(g)           If any provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

(h)           Any notice to be given by the Committee under the Plan to any party shall be in writing addressed to such party at the last address shown for the recipient on the records of any Company or subsequently provided in writing to the Committee.  Any notice to be given by a party to the Committee under the Plan shall be in writing addressed to the Committee at the address of AllianceBernstein.

(i)           Section headings herein are for convenience of reference only and shall not affect the meaning of any provision of the Plan.

(j)           The provisions of the Plan shall be governed and construed in accordance with the laws of the State of New York.

(k)           There shall be withheld from each payment made pursuant to the Plan any tax or other charge required to be withheld therefrom pursuant to any federal, state or local law.  A Company by whom a Participant is employed shall also be entitled to withhold from any compensation payable to a Participant any tax imposed by Section 3101 of the Code, or any successor provision, on any amount credited to the Participant; provided, however, that if for any reason the Company does not so withhold the entire amount of such tax on a timely basis, the Participant shall be required to reimburse AllianceBernstein for the amount of the tax not withheld promptly upon AllianceBernstein’s request therefore.  With respect to Restricted Units: (i) in the event that the Committee determines that any federal, state or local tax or any other charge is required by law to be withheld with respect to the Restricted Units or the vesting of Restricted Units (a “Withholding Amount”) then, in the discretion of the Committee, either (X) prior to or contemporaneously with the delivery of Holding Units to the recipient, the recipient shall pay the Withholding Amount to AllianceBernstein in cash or in vested Holding Units already owned by the recipient (which are not subject to a pledge or other security interest), or a combination of cash and such Holding Units, having a total fair market value, as determined by the Committee, equal to the Withholding Amount; (Y) AllianceBernstein shall retain from any vested Holding Units to be delivered to the recipient that number of Holding Units having a fair market value, as determined by the Committee, equal to the Withholding Amount (or such portion of the Withholding Amount that is not satisfied under clause (X) as payment of the Withholding Amount; or (Z) if Holding Units are delivered without the payment of the Withholding Amount pursuant to either clause (X) or (Y), the recipient shall promptly pay the Withholding Amount to AllianceBernstein on at least seven business days notice from the Committee either in cash or in vested Holding Units owned by the recipient (which are not subject to a pledge or other security interest), or a combination of cash and such Holding Units, having a total fair market value, as determined by the Committee, equal to the Withholding Amount, and (ii) in the event that the recipient does not pay the Withholding Amount to AllianceBernstein as required pursuant to clause (i) or make arrangements satisfactory to AllianceBernstein regarding payment thereof, AllianceBernstein may withhold any unpaid portion thereof from any amount otherwise due the recipient from AllianceBernstein.